Exhibit 4.1

CERTIFICATE NUMBER NUMBER OF SHARES GEMINI SPACE STATION, INC. [___________] AUTHORIZED SHARES OF CLASS A COMMON STOCK, $0.001 PAR VALUE PER SHARE This certifies that ___________ is the registered holder of __________ (__________) fully paid and nonassessable shares of Class A Common Stock of Gemini Space Station, Inc. transferable only on the books of the Corporation by the holder hereof in person or by attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to the provisions of the articles of incorporation and bylaws of the Corporation, to which the holder of this Certificate, by acceptance hereof, assents. IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers as of the ___ day of _____________, 20__. [Title of officer] [Title of officer] , President INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA